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                                                                   EXHIBIT 21.01


                              LIST OF SUBSIDIARIES

ENTITY                                    JURISDICTION OF INCORPORATION
Ocular Sciences Puerto Rico, Inc.         Delaware


Ocular Sciences Canada, Inc.              Province of New Brunswick

Ocular Sciences Limited                   United Kingdom
(formerly Precision Lens
Laboratories Ltd.)

Ocular Sciences Hungary Ltd.              Budapest, Hungary